UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 31, 2005

Zimmer Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16407	13-4151777

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 East Main Street
Warsaw, Indiana 46580

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code	(574) 267-6131

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

      On March 31, 2005, Zimmer Holdings, Inc. (the “Company”), Zimmer, Inc., Zimmer K.K., Zimmer Ltd., Zimmer Switzerland Holdings Ltd., Zimmer Investment Luxembourg S.C.A, Zimmer GmbH and the borrowing subsidiaries and subsidiary guarantors named therein entered into a $1.35 billion amended and restated credit agreement with the lenders named therein, JPMorgan Chase Bank, N.A. as administrative agent for the lenders, JPMorgan Chase Bank, N.A., Tokyo Branch, as administrative agent for the Japanese lenders and J.P. Morgan Europe Limited, as administrative agent for the European lenders (the “Amended and Restated Facility”). A copy of the Amended and Restated Facility is included as Exhibit 10.1 to this filing and is incorporated herein by reference.

      The Amended and Restated Facility, which contains provisions by which the borrowing thereunder may be increased to $1.75 billion, further amends and restates the amended and restated revolving credit and term loan agreement dated as of May 24, 2004 among the Company, Zimmer, Inc., Zimmer K.K., Zimmer Ltd., Zimmer Switzerland Holdings Ltd. (formerly known as Centerpulse Ltd.), the borrowing subsidiaries named therein, the lenders named therein and the administrative agents named therein (the “Prior Facility”). The Prior Facility consisted of an $800 million three-year revolving credit facility maturing June 2006 and a $550 million five-year term loan facility maturing June 2008. In connection with the execution of the Amended and Restated Facility, the Company terminated the $400 million 364-day revolving credit facility dated as of May 24, 2004 among the Company, Zimmer, Inc., the borrowing subsidiaries named therein, the lenders named therein and the administrative agents named therein (the “364-Day Agreement”). The 364-Day Agreement was scheduled to mature in May 2005. The Company did not incur any early termination or prepayment penalties in connection with the termination of the 364-Day Agreement.

      Borrowings under the Amended and Restated Facility will be used for general corporate purposes and may bear interest at a LIBOR-based rate plus an applicable margin determined by reference to the Company’s senior unsecured long-term credit rating and the amounts drawn under the Amended and Restated Facility, at an alternate base rate, or at a fixed rate determined through a competitive bid process. The Amended and Restated Facility contains customary affirmative and negative covenants and events of default for an unsecured financing arrangement, including, among other things, limitations on consolidations, mergers and sales of assets, as defined in the Amended and Restated Facility. Financial covenants include a maximum leverage ratio of 3.0 to 1.0 and a minimum interest coverage ratio of 3.5 to 1.0. If the Company falls below an investment grade credit rating, additional restrictions would result, including restrictions on investments and payment of dividends, as defined in the Amended and Restated Facility. The covenants contained in the Amended and Restated Facility are not materially different from those contained in the Prior Facility and the 364-Day Agreement.

Item 1.02 Termination of a Material Definitive Agreement

      The disclosure required by this Item is included in Item 1.01 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

      The disclosure required by this Item is included in Item 1.01 and is incorporated herein by reference.

Item 8.01 Other Events

      The Company adopted the Zimmer Holdings, Inc. Stock Plan for Non-Employee Directors (the “Plan”) effective as of August 6, 2001. The Plan provides for the grant of equity-based awards to non-employee directors of the Company. A copy of the Plan was filed as Exhibit 10.6 to the Company’s Current Report on Form 8-K filed August 6, 2001.

      The form of nonqualified stock option grant award letter under the Plan is included as Exhibit 10.2 to this filing and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

      (c) Exhibits

Exhibit No.	Description
10.1	$1,350,000,000 Amended and Restated Credit Agreement Dated as of March 31, 2005
10.2	Form of Nonqualified Stock Option Grant Award Letter under the Zimmer Holdings, Inc. Stock Plan for Non-Employee Directors

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIMMER HOLDINGS, INC.
By:	/s/ Sam R. Leno
Sam R. Leno
Executive Vice President, Corporate Finance and Operations and Chief Financial Officer

Dated: April 5, 2005

EXHIBIT INDEX

Exhibit No.	Description
10.1	$1,350,000,000 Amended and Restated Credit Agreement Dated as of March 31, 2005
10.2	Form of Nonqualified Stock Option Grant Award Letter under the Zimmer Holdings, Inc. Stock Plan for Non-Employee Directors